July 12, 2006		Ward S. Bondurant
404-504-7606 wsb@mmmlaw.com www.mmmlaw.com

VIA FEDERAL EXPRESS

Office of Chief Counsel

Division of Corporation Finance

Securities and Exchange Commission

100 F Street, N.E. Washington, D.C. 20549 Attn: Andrew Brady

Re:	No Action Request Relating to:

Global Preferred Holdings, Inc.
Commission File No. 0-23637
Exchange Act Sections 13(a) and 15(d)
Exchange Act Rule 12g-4/Exchange Act Form 8-K

Dear Mr. Brady:

We are counsel to Global Preferred Holdings, Inc., a Delaware corporation (“GPH”), the common stock of which is registered under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

On behalf of GPH, we hereby request that the Staff of the Division of Corporation Finance advise GPH that it will not recommend that the Securities and Exchange Commission (the “Commission”) take any enforcement action against GPH, if GPH ceases to file periodic reports with the Commission pursuant to Sections 13(a) and 15(d) of the Exchange Act, and the rules promulgated thereunder, except Current Reports on Form 8-K to disclose any material events relating to its winding up and dissolution. This letter replaces GPH’s prior request for relief dated May 26, 2006, and reflects certain additional events with respect to GPH and its dissolution since the previous request letter.

GPH filed a Certificate of Dissolution with the Secretary of State of the State of Delaware on June 1, 2005, which was the effective date of such filing (the “Dissolution Date”). GPH is in the process of dissolution and no longer conducts any active business, its common stock is not, nor has it ever been, listed or traded on any exchange or trading system, and, therefore, we believe that modified reporting is consistent with both the protection and benefit of GPH investors.

BACKGROUND

GPH is a Delaware holding company founded in 1995 which, through its subsidiaries, including Global Preferred Re Limited (“GPRe”), provided reinsurance solutions for the life insurance and annuity industry. At the time of the transaction with AEGON N.V. (“AEGON,” described below), substantially all of the business of GPH was conducted through its Bermuda subsidiary, GPRe.

On December 30, 2004, the board of directors of GPH approved, and GPH entered into, an agreement and plan of reorganization (the “Reorganization Agreement”), whereby GPH agreed to sell the entire issued and outstanding share capital of GPRe to GPRE Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of AEGON, in a transaction intended to qualify as a tax deferred reorganization of GPH under Section 368(a)(1)(C) of the Internal Revenue Code (a “C-Reorg Transaction”). The issued and outstanding share capital of GPRe represented substantially all of GPH’s assets. At the closing of the sale of GPRe on May 25, 2005, the amount of consideration paid by AEGON to GPH was valued at approximately $58.9 million, paid solely with 4,503,274 AEGON common shares of New York Registry (the “AEGON Shares”), which are listed on the New York Stock Exchange (the “NYSE”).

AEGON, domiciled in the Netherlands, is a limited liability stock company organized under Dutch law. Through its member companies, AEGON is an international insurance group with its headquarters in The Hague. Its common shares are listed in Amsterdam (Euronext), New York (NYSE), Frankfurt, London, Tokyo and Zurich (SWX). AEGON’s businesses focus primarily on life insurance, pensions, savings and investment products. AEGON is also active in accident and supplemental health insurance and general insurance and has limited banking activities.

AEGON was not an affiliate of GPH at any point prior to, during the pendency of, or after, their purchase of GPRe. The AEGON Shares received by GPH in the transaction constituted approximately 0.3% of AEGON’s total reported outstanding shares. The AEGON Shares were registered on a Form F-4 Registration Statement filed by AEGON and dated April 5, 2005. This Registration Statement included a Proxy Statement soliciting proxies for a meeting of the GPH stockholders called by GPH to approve the transaction with AEGON.

In order for a transaction to qualify as a C-Reorg Transaction, the selling company must sell substantially all of its assets to another company in exchange for solely voting stock of the acquiring company. Further, the selling company must liquidate and dissolve within twelve months following the closing of the sale of the assets. In furtherance of the C-Reorg Transaction, the Reorganization Agreement requires that, within twelve months of the closing of the sale of GPRe, GPH must dissolve and distribute the AEGON Shares and its remaining assets to its stockholders, after making adequate provision for its liabilities in accordance with Delaware law. Therefore, on December 30, 2004, in conjunction with the approval of the Reorganization Agreement, GPH’s board of directors adopted a Plan of Complete Liquidation and Dissolution (the “Plan”), contingent upon the closing of the GPRe sale and subject to stockholder approval. In approving the transaction and recommending it to the stockholders for their approval, the board of directors of GPH required that the stockholders approve both actions (the sale of GPRe to AEGON and the subsequent liquidation and dissolution of GPH) or GPH would not undertake to complete either action, due to the requirements for the transaction to qualify as a tax deferred C-Reorg Transaction.

Prior to the GPH stockholders’ meeting called to approve the sale of GPRe and the dissolution of GPH, GPH mailed to its stockholders the Proxy Statement in the form included in AEGON’s Form F-4 Registration Statement. The Proxy Statement stated that unless the stockholders approved both the sale of GPRe and the dissolution, then neither would be undertaken.

At a special meeting on May 10, 2005, GPH’s stockholders approved the sale of GPRe on the terms set forth in the Reorganization Agreement and the subsequent dissolution and liquidation of GPH pursuant to the Plan, the form of which was included in the Proxy Statement.

GPH filed a Current Report on Form 8-K following the May 25, 2005, closing of the sale of GPRe to AEGON. The Current Report on Form 8-K was filed on May 31, 2005 (May 28th and 29th were a Saturday and Sunday and May 30th was the Memorial Day holiday).

GPH’s common stock has never been listed or traded on any exchange or trading system or any “pink sheets” or bulletin board listing service and there has been no public market for, or active trading of, the stock. There have never been any market makers for GPH’s common stock. GPH’s common stock was traded through private sales between GPH stockholders and prospective buyers. At GPH’s request, GPH’s transfer agent, American Stock Transfer & Trust, closed its stock transfer books and discontinued recording transfers of its common stock at the close of business on May 30, 2005, other than a few (approximately four), isolated transfers to reflect the beneficial ownership of shares previously held in trusts or other accounts and three transfers from individual ownership to “street name” ownership. At the Dissolution Date and, therefore, today, GPH has 4,199,149 shares of common stock outstanding, held by 965 stockholders of record. During the five months in 2005 preceding the Dissolution Date, there were three transfers of GPH shares. Two GPH stockholders sold their shares to new stockholders, which sales involved 7,500 and 2,182 shares, respectively. Additionally, one stockholder transferred 2,746 shares in a divorce. GPH also issued a total of 57,465 shares of common stock during the same five month period, all of which were issued pursuant to the exercise of outstanding options.

Immediately following the closing of the sale of GPRe, GPH’s assets consisted of (a) 4,503,274 AEGON Shares, valued upon receipt at approximately $58.9 million, (b) cash and cash equivalents in the amount of approximately $5.9 million, (c) the outstanding stock of three remaining inactive subsidiaries, none of which had any material assets, liabilities or operations, and (d) various office furniture and equipment with an aggregate book value of less than $40,000.

GPH filed its Certificate of Dissolution with the Secretary of the State of Delaware on the Dissolution Date (June 1, 2005) and the Certificate of Dissolution was effective on that date. Since the Dissolution Date, GPH has not engaged in any business activities except those necessary for the purpose of winding up GPH’s business and affairs, liquidating its assets and paying expenses. Since the Dissolution Date there has been no trading of GPH common stock, other than a few (approximately four), isolated transfers to reflect the beneficial ownership of shares previously held in trusts or other accounts and three transfers from individual ownership to “street name” ownership.

On July 6, 2005, the board of directors of GPH approved the distribution of the AEGON Shares to the GPH stockholders, on a pro rata basis, and the distribution process began immediately thereafter. Additionally, soon thereafter GPH sold, for an aggregate consideration of $300, all of the outstanding stock of the three remaining inactive subsidiaries, which had no material assets, liabilities or operations.

In January 2006, GPH completed the distribution of all of the remaining AEGON Shares. Other than the AEGON Shares sold to fund the approximately $8,000 distributed to the GPH stockholders in lieu of fractional share interests, all of the AEGON Shares received in the transaction were distributed to the GPH stockholders between July 2005 and January 2006.

On May 4, 2006, GPH, together with several stockholders and entities alleged to be associated, or formerly associated, with World Marketing Alliance, Inc., (“WMA”), received a demand for arbitration from a former employee of WMA. Subsequently, the individual also filed suit in the Superior Court of Gwinnett County, Georgia, seeking to compel arbitration of the claims described in the demand for arbitration. GPH does not believe that the individual has any claims against GPH, nor does GPH believe that it is required to submit to the arbitration. GPH has not received sufficient information to determine the exact nature, if any, of any potential claims against GPH in the matter, but currently GPH does not believe that the demand or the lawsuit will result in liabilities that would have a material adverse effect on GPH’s winding up and dissolution.

Effective May 17, 2006, GPH transferred all of its remaining assets and liabilities to a trust formed for such purpose, GPH Liquidating Trust (the “Trust”). The transferred assets consisted of approximately $1.1 million of cash and cash equivalents, approximately $1.7 million of United States treasury notes, approximately $4,500 of current income taxes recoverable and tangible assets relating to GPH’s books and records which have a nominal market value. The employment of GPH’s two remaining employees terminated on May 17, 2006. GPH and GPH Trust do not currently have, nor do they intend to hire any employees. The operations of the Trust are controlled by a Stockholders’ Liquidating Trust Agreement (the “Trust Agreement”) dated May 17, 2006 executed by Joseph F. Barone and Milan M. Radonich as Managing Trustees, Caryl P. Shepherd as Administrator and Wilmington Trust Company as Delaware Resident Trustee. Messrs. Barone and Radonich are also directors of Global Preferred and Ms. Shepherd is the Chief Accounting Officer and Vice President of Global Preferred.

Upon transfer of the assets to the Trust, the GPH stockholders as of the Dissolution Date were named as the beneficiaries of the Trust, with beneficial interests pro rata to the stockholder’s interest in the GPH common stock. All distributions from the Trust will be made pro rata in accordance with the Trust interests. The Trust interests will not be transferable except by operation of law or upon death of the recipient. The Trust has succeeded to all right, title and interest of GPH with respect to the transferred assets and, to the extent of the assets so transferred, has assumed all of the liabilities and obligations of GPH, including, without limitation, any unsatisfied claims and unascertained or contingent liabilities. Further, the conveyance of assets to the Trust is deemed to be a distribution of property and assets by GPH to the stockholders, and such conveyance to the Trust shall be in trust for the stockholders. The Trust anticipates that one or more cash liquidating distributions will be made to the stockholders of GPH in the future and the remaining assets will be held by the Trust awaiting final determination of any liabilities and costs associated with the completion of the dissolution.

Based on the value of the assets contributed to the Trust, we believe that Rule 12g-1 will exempt the Trust from the requirement to register its beneficial interests pursuant to Section 12(g)(1).

Pursuant to the Delaware General Corporation Law, GPH will continue to exist for three years after the Dissolution Date or for such longer period as the Delaware Court of Chancery shall direct, for the purpose of prosecuting and defending suits, whether civil, criminal or administrative, by or against it, and enabling GPH gradually to settle and close its business, to dispose of and convey its property, to discharge its liabilities and to distribute to its stockholders any remaining assets, but not for the purpose of continuing the business for which GPH was organized.

On May 19, 2006, GPH filed a post-effective amendment to remove from registration all unsold securities under its Form S-8 Registration Statement originally filed May 13, 2002. The stock option plans covering the securities registered on that Form S-8 were terminated effective July 1, 2005.

GPH is current in its reporting obligations and has made the following filings and stockholder communications to keep its stockholders apprised of developments with respect to GPH’s winding up and dissolution:

•	Current Report on Form 8-K filed May 31, 2005, announcing the closing of the disposition of GPRe, subsequently amended with the filing of a Form 8-K/A on February 22, 2006.

•	Letter to Stockholders mailed June 14, 2005, including financial results for the first quarter of 2005, the results of the May 10, 2005 Stockholders Meeting, additional disclosure on the closing of the sale of GPRe to AEGON, and disclosure of the filing of the Certificate of Dissolution.

•	Current Report on Form 8-K filed June 15, 2005, announcing and filing as an Exhibit the letter to the stockholders mailed on June 14, 2005.

•	Current Report on Form 8-K filed June 16, 2005, announcing changes in management personnel of GPH.

•	Current Report on Form 8-K filed July 12, 2005, announcing the disposition of the inactive subsidiaries and the commencement of the distribution of the AEGON Shares to the stockholders.

•	Quarterly Report on Form 10-Q for the quarter ending June 30, 2005, filed August 22, 2005.

•	Quarterly Report on Form 10-Q for the quarter ending September 30, 2005, filed November 21, 2005.

•	Letter to Stockholders mailed December 29, 2005, including financial results for the third quarter of 2005, a description of the cash distributions being made in lieu of distributing fractional AEGON Shares and disclosure on the anticipated transfer of assets to a liquidating trust before May 25, 2006.

•	Current Report on Form 8-K filed January 5, 2006, announcing and filing as an Exhibit the letter to the stockholders mailed on December 29, 2005.

•	Annual Report on Form 10-K for the year ending December 31, 2005, filed March 31, 2006, amended by the filing of a Form 10-K/A on April 28, 2006, to add Part III information pursuant to General Instruction G(3) of Form 10-K.

•	Current Report on Form 8-K filed May 5, 2006, announcing the payment of certain severance and employee compensation and the termination of GPH’s remaining employees effective with the transfer of GPH’s assets and liabilities to the Trust on May 17, 2006.

•	Quarterly Report on Form 10-Q for the quarter ending March 31, 2006, filed May 16, 2006.

•	Current Report on Form 8-K filed May 19, 2006, announcing the transfer of GPH’s remaining assets and liabilities to GPH Liquidating Trust and the resignations of three of the five members of GPH’s board of directors.

•	Post-Effective Amendment to Form S-8 filed May 19, 2006, removing from registration all unsold securities originally registered by GPH on Form S-8 on May 13, 2002.

DISCUSSION

The requirement that GPH maintain a quasi-corporate existence after dissolution for a period of three years or more creates difficulties in accomplishing the timely termination of GPH’s reporting obligations under the Exchange Act. Pursuant to Rule 12g-4(a) promulgated under the Exchange Act, a reporting company may terminate its registration under Section 12(g) of the Exchange Act if (1) it has less than 300 stockholders of record, or (2) if it has less than 500 stockholders of record and has had assets valued at no more than $10 million at the end of each of its preceding three fiscal years. Due to the fact that the current number of stockholders of record of GPH’s common stock exceeds 300 and the value of GPH’s assets at the end of 2003 and 2004 exceeded $10 million, GPH is not currently eligible to file a Form 15 to terminate the registration of its common stock under Section 12(g) of the Exchange Act.

The Commission has stated that it may grant, and in several cases has granted, relief from Sections 13(a) and 15(d) reporting requirements to registrants that have ceased or substantially curtailed operations. Registrants seeking such relief must demonstrate to the Commission’s satisfaction that such relief is “not inconsistent with the protection of investors” and that full compliance with reporting requirements “would entail unreasonable effort or expense.” The Commission found that:

“an unreasonable effort or expense would result if the benefits which might be derived by the stockholders of the issuer from the filing of the information are outweighed significantly by the costs to the issuer of obtaining the information. For example, where a company has ceased or severely curtailed its operations it might be unreasonable to require it to undergo the expense of obtaining the opinion of an independent auditor on its financial statements.” Exchange Act Release No. 34-9660 (June 30, 1972).

In determining whether suspension of a particular issuer’s reporting requirements is consistent with the protection of investors, the Release notes, “the Commission will consider the nature and extent of the trading in the securities of the issuer.”

The Commission Staff has taken the position that it will not recommend enforcement action against an issuer which is otherwise current in its Exchange Act reporting obligations, where, in lieu of filing certain periodic reports, the issuer undertakes to disclose to public investors any material developments relating to its winding up and dissolution on Current Reports on Form 8-K. See Margaux Liquidation Corp. (June 9, 1995); Ross Technology, Inc. (March 30, 1999); CalComp Technology, Inc. (February 17, 2000); and Secom General Corporation (March 21, 2001). In each of these situations, no-action relief was granted to a Delaware corporation that had filed a certificate of dissolution.

We believe that GPH meets the criteria set forth in Release No. 34-9660 for granting relief from the reporting requirements of the Exchange Act. GPH has sold substantially all of its operating assets and is in the process of disposing of its remaining assets. GPH’s stockholders approved the dissolution and liquidation of the company pursuant to the Plan, and since the Dissolution Date, GPH has not engaged in any business operations other than to satisfy its obligations in order to wind up and dissolve. GPH directed its stock transfer agent to close its stock records as of May 30, 2005. GPH has also distributed to its stockholders all of the AEGON common shares received in the disposition of GPRe. These shares, as of the Dissolution Date, constituted over 90% of the total value of the assets of GPH and, except for the AEGON Shares sold to provide cash for distribution to the GPH stockholders in lieu of fractional interests, none of the AEGON Shares were actively managed or traded by GPH. Effective May 17, 2006, GPH transferred all of its remaining assets and liabilities to a liquidating trust.

Under these circumstances, compliance with reporting requirements of Sections 13 or 15 would be a substantial burden on GPH with no offsetting benefit to any existing stockholder or to any trading market. GPH has estimated that the continuing expense associated with preparing and filing its annual and quarterly reports, including fees for independent auditors, outside legal counsel and printing and electronic filing costs would be approximately $300,000 through the anticipated completion of the dissolution in June 2008. Additionally, such continued reporting obligations would require that GPH retain additional employees or independent contractors to assist in managing such obligations, at an estimated expense of $100,000 through that date. Therefore, continued compliance with the Exchange Act reporting requirements will place an undue administrative and financial burden on GPH and significantly diminish the amount of liquidation proceeds which would otherwise be available for distribution to GPH’s stockholders.

A list of the filings and stockholder communications that GPH has made since the closing of the sale of GPRe to AEGON appears on pages 6-7 above. GPH is current in its reporting obligations.

GPH will file Current Reports on Form 8-K to disclose any material events relating to its winding up and dissolution, including any further liquidating distributions and other material payments and expenses of the winding up and dissolution, until such time as the winding up and dissolution process is substantially complete. Upon completion of the dissolution, GPH will file a final report on Form 8-K and a Form 15 to terminate its registration and reporting obligations.

Based upon the foregoing, GPH requests that the Staff grant GPH relief from the reporting obligations under Sections 15(d) and Section 13(a) of the Exchange Act, for any periodic report due after the date of this letter, except as provided below, based on the following circumstances:

•	On May 10, 2005, GPH’s stockholders approved the sale of GPRe, which represented substantially all of the assets of GPH, and adopted the Plan of Complete Liquidation and Dissolution.

•	On May 25, 2005, GPH completed the sale of GPRe, representing substantially all of the assets and operations of GPH, to a wholly-owned subsidiary of AEGON.

•	GPH filed its Certificate of Dissolution with the Secretary of the State of Delaware on June 1, 2005. Since that date, GPH has not engaged in any business activities except those necessary for winding up GPH’s business, liquidating its assets, paying expenses and distributing portions of its assets to its stockholders, all as discussed above. While it owned the AEGON Shares, GPH did not actively manage or trade the AEGON Shares and, except for the shares sold to permit the distribution to the GPH stockholders of cash in lieu of fractional share interests, all of the AEGON Shares were distributed to the GPH stockholders.

•	The AEGON Shares received in the transaction are listed on the NYSE and AEGON complies with the Exchange Act reporting requirements for foreign private issuers; therefore, there is sufficient public information available with respect to the primary asset distributed by GPH to its stockholders.

•	In accordance with GPH’s request, at the close of business on May 30, 2005 GPH’s transfer agent closed GPH’s stock transfer books and discontinued recording transfers of GPH’s stock, other than a few, isolated transfers described above.

•	GPH’s common stock has never been listed or traded on any exchange or trading system or any “pink sheets” or bulletin board listing service and there has been no public market for, or active trading of, the stock.

•	Effective May 17, 2006, GPH transferred all of its assets and liabilities to the Trust. The transferred assets consisted of approximately $1.1 million of cash and cash equivalents, approximately $1.7 million of United States treasury notes, approximately $4,500 of current income taxes recoverable and tangible assets relating to books and records having nominal market value. It is anticipated that one or more cash liquidating distributions will be made to the Trust beneficiaries and the remaining assets will be held awaiting final determination of any liabilities and costs associated with the completion of the dissolution.

•	GPH is current in its reporting obligations.

•	GPH will file Current Reports on Form 8-K to disclose any material events relating to its winding up and dissolution, including any further liquidating distributions and other material payments and expenses of the winding up and dissolution, until such time as the winding up and dissolution process is substantially complete.

•	Upon completion of the dissolution, GPH will file a final report on Form 8-K and a Form 15 to terminate its registration and reporting obligations.

In accordance with Securities Act Release No. 33-6269, seven additional copies of this request are enclosed. If you have any questions or require additional information, please contact the undersigned by telephone at (404) 504-7606, or by e-mail at wsb@mmmlaw.com.

Best regards,
MORRIS, MANNING & MARTIN, LLP

/s/ Ward S. Bondurant
Ward S. Bondurant
Partner

cc: Caryl P. Shepherd